JOINT VENTURE AGREEMENT



     Joint Venture Agreement (the "Agreement") made and entered into this 24th day of May, 1999 by and between Warren Resources of California, Inc., a California corporation ("Warren"), with an office at c/o Warren Resources, Inc. 489 Fifth Avenue, 32nd Floor, New York, New York 10017, Warren Development Corp. a Delaware corporation ("WDC") with an office at c/o Warren Resources, Inc., 489 Fifth Avenue, 32nd Floor, New York, New York 10017, Petroleum Development Corporation, a New Mexico corporation with its principal business office in Albuquerque, New Mexico ("PEDCO") and Magness Petroleum Company, an Oklahoma corporation ("Magness") with an office at 301 East Ocean Boulevard, Suite 1010, Long Beach, California 90802.

     WHEREAS, Warren and Magness individually and as authorized nominee of the holders of up to ninety-four percent (94%) of the working interest in the oil and gas prospects and prospective oil and gas wells identified on Exhibit "A" attached hereto (the "JV Wells") as more fully described herein (collectively, the "WTU Group") desire to form a joint venture (the "Joint Venture") in order to conduct certain testing, horizontal and/or vertical drilling, recompletion, workover and secondary recovery operations on JV Wells located in the oil and gas field identified as Fault Block 1 Townlot Unit, Wilmington Oil Field, Los Angeles County, California (the "WTU") more particularly described on Exhibit "B" hereto and made a part hereof (the "Property")(all wells including the JV Wells are referred to collectively as the "Wells", and all such operations referred to collectively as the "Development Operations)";

     WHEREAS, Magness is, and shall hereafter be, the operator of the existing Wells within the WTU, subject to the terms and conditions set forth in the WTU Operating Agreement, and shall be the Operator of the JV Wells subject to the terms and conditions set forth in this Agreement and in the WTU Operating Agreement; and

     WHEREAS, PEDCO has developed or acquired the technological expertise necessary to supervise and conduct horizontal and vertical drilling and completion operations; and

     WHEREAS, the WDC and the WTU Group desire to make adequate provision for the management and operations of the JV Wells during, and after completion of, the Development Operations described in Article II hereof;

     NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, WDC and the WTU Group agree as follows:




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                                   ARTICLE I.
                          IDENTITY AND RELATIONSHIP OF
                         PARTIES AND RELATED AGREEMENTS

     1.1 Warren is a California corporation, which is wholly-owned by Warren Resources, Inc., a New York corporation ("WRI") which serves as Managing General Partner of two or more Delaware limited partnerships (the "Drilling Funds") formed or to be formed for the purpose of re- drilling, re-working and completing, if appropriate, abandoned or non-producing Wells located on the Property. In addition, the Drilling Funds and WDC are or will be parties to certain Turnkey Drilling Contracts (the "Turnkey Contracts") whereby the Drilling Funds shall engage WDC to serve as Turnkey Contractor. As Turnkey
Contractor, WDC will be responsible for conducting the Development Operations described in Article II of this Agreement.

     1.2 Magness shall be the Operator of the JV Wells, and shall continue to be the operator of the Wells, under the terms and provisions of that certain Unit Operating Agreement, Fault Block 1 of Townlot Unit, Wilmington Oil Field, Los Angeles County, California, dated March 1, 1971 (the "WTU Operating Agreement"). Notwithstanding the designation of Magness as Operator for the drilling, completion and production operations to be conducted on the JV Wells under this Joint Venture Agreement, PEDCO shall supervise, coordinate and control the drilling and completion operations contemplated under this Joint Venture Agreement. PEDCO's right of supervision, of each JV Wells, at such time as each such JV Wells is placed on production. PEDCO will be entitled to bill Magness, as the Operator of the JV Wells, for on-site supervision time conducted by PEDCO at standard industry rates for California during the planning and implementation of drilling and completion operations on the JV Wells, provided, that Magness shall process such invoices for payment by the working interest owners in the JV Wells. Warren may replace Magness as Operator of the JV Wells only for "cause". For purposes of this Agreement, cause shall mean gross negligence, fraud or wilful misconduct, as finally determined by a court of competent jurisdiction. Warren shall have no right to replace or remove Magness as operator of the Wells, except as provided in the WTU Operation Agreement.

     1.3 It is the intention of the parties that this Agreement create a joint venture by and between WRI, the Drilling Funds and the WTU Group and that the Joint Venture be treated for tax purposes only, and for no other purpose, as a partnership under the Internal Revenue Code of 1986, as amended (the "Code").

     1.4 Each party shall have the right to take and separately dispose of its working interest share of gross oil production in kind at the well head (prior to treating or removal of produced water, gas, condensate, basic sediment, sulphur or other materials) from the JV Wells being developed hereby. The parties will not jointly sell such production; although any party may delegate authority to sell its share of production provided such authority is not a period of time in excess of the minimum needs of the industry, and in no event for more than one year. The respective obligations and liabilities of the


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parties  shall be  several,  not joint or  collective,  and each party  shall be responsible only for its own obligations. Warren shall, within 90 days after the end of each calendar year, cause to be prepared, a tax return for the Joint Venture and deliver a copy thereof to the WTU Group. This tax return shall be filed in accordance with the provisions contained in Article VI hereof.

     1.5 The Joint Venture shall hereinafter be known as WRI-Magness Venture and shall maintain its books and records at c/o Warren Resources, Inc., 489 Fifth Avenue, 32nd Floor, New York, New York 10017.

     1.6 The Joint Venture shall be dissolved upon the earliest to occur of: (i) the election of venturers holding 51% of the Working Interest to dissolve and wind up the affairs of the Joint Venture; (ii) retirement, withdrawal, removal liquidation, dissolution or bankruptcy of the last remaining joint venture;
(iii) the sale, forfeiture or abandonment of all or substantially all of the Joint Venture's interest in the JV Wells; (iv) December 31, 2030; or (v) any event causing dissolution of the Joint Venture under the California Partnership Act.

     1.7

     (a) Legal title to all leases comprising the JV Wells on the Property drilled and paid for by the Joint Venture shall be for the benefit of and be the property of the Joint Venture. However, Joint Venture properties may be held for the benefit of the Joint Venture in the name of Warren, the Operator or their affiliates or in the name of any nominee designated by Warren to facilitate the development of the properties. Completed JV Wells shall be held in the name of the Joint Venture or its respective Joint Venture Partners.

     (b) The WTU Group shall take such steps as are necessary in its best judgment to render title to the JV Wells on the Property to be acquired by the Joint Venture acceptable for the purposes of the Joint Venture. No operation shall be commenced on leases acquired by the Joint Venture unless The WTU Group is satisfied that necessary title requirements have been satisfied. THE WTU Group shall be free, however, to use its own judgment in waiving title requirements and neither the WTU Group nor any of its members shall be liable to the Drilling Funds or to the other parties for any matters of title or mistakes of judgment; nor shall the WTU Group be deemed to be making any warranties or representations, express or implied, as to the validity or merchantability of the title to the leases assigned to the Joint Venture of the extent of the interest covered thereby except as otherwise may be provided in the Turnkey Drilling Agreements.

                                   ARTICLE II.
                      DESCRIPTION OF DEVELOPMENT OPERATIONS

     The Joint Venturers hereby appoint WDC or its designee to conduct the Development Operations contemplated by this Agreement pursuant to the terms of
Section 3.2 below. "Development Operations" shall mean the vertical or horizontal drilling and completion of the JV Wells. Development Operations shall



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consist  of  drilling  new  JV  Wells  and  re-entering  existing  abandoned  or non-producing Wells in order to rework such wells and deepen and/or horizontally drill the JV Wells. Development Operations may also include, to the extent deemed necessary or desirable by WDC: (a) running surface, intermediate or
production   casing,  (b)  cementing,   (c)  perforating,   (d)  fracing  and/or
stimulating potentially productive formations (e) installing wellhead equipment, meter runs and oil gathering systems.

                                  ARTICLE III.
                        RIGHTS AND OBLIGATIONS OF WARREN

     3.1 Warren hereby agrees to contribute to the Joint Venture its Working Interest in the JV Wells on which Development Operations will be conducted in accordance with Article II of this Agreement (but not in any other portion of the WTU), provided, that such contribution shall be limited for each JV Well to only the producing zone or zones in which the particular JV Well is completed and from which such JV well is producing as of the time such JV Well is placed on production. The Joint Venture shall have no right to drill any well within the WTU other than the JV Wells, and shall have no right to receive any proceeds from the sale of oil, gas or other hydrocarbon substances produced from any Well within WTU or produced from any producing zone or zones within any JV Well other than the producing zone or zones in which the particular JV Well is completed and from which such JV well is producing as of the time such JV Well is placed on production. The Joint Venture shall not own the well bore, casing, tubing, surface equipment or any other tangible portion of the JV Wells, but rather shall own only the right to produce oil from the producing zone or zones contemplated in the preceding sentence. The identity of each JV Well contributed and made subject to this Agreement is set forth on Schedule A hereto. WDC shall pay or cause to be paid 100% of the Intangible Drilling and Development Costs incurred under the Turnkey Contracts set forth in Section 3.2 below in the amount of $7.5 million of Development Operations per year for a period of two years, commencing on June 30, 1999 and ending on June 29, 2001, which shall be a maximum commitment of $15 million in the aggregate, provided that the amounts so expended in the first such year may be increased or decreased up to the amount of ten percent (10%) of said $7.5 Million, as may be necessary to satisfy actual expenditures during said period, with any such increases or decreases to be subtracted from or added to (as the case may be) the $7.5 Million which is to be paid in the second year. After the first year and the expenditure of $7.5 million, an oil and gas reserve estimate shall be performed by Williamson Petroleum Consultants of Midland, Texas, or a mutually agreed upon reputable reserve engineer, certifying the value of the remaining proved, developed, producing reserves at a 10% net present value discount (the "Producing Reserve Report"). If the Producing Reserve Report does not indicate a value that equals or exceeds the unrecovered portion of the previous year's cash investment for drilling operations by WDC, and only in such event, Warren and the WDC shall have no further obligation to drill the second $7.5 million of JV Wells in the second year, provided that in such event the Drilling Funds, WDC and PEDCO shall forfeit and relinquish to the WTU Group all their respective rights, title and interest granted or afforded under the terms and conditions of this Agreement in and to all remaining undrilled JV Wells.


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


     For purposes of this Agreement, "Intangible Drilling and Development Costs" shall mean all expenditures made for wages, fuel, repairs, hauling and supplies, or any of them, incident to and necessary for the drilling and recompletion of a JV Wells dn the preparation of such JV Well for the production of oil or gas, including the costs of any drilling and development work (excluding amounts payable only out of production, or gross or net proceeds of production, if such amounts are depletable income to the recipient, and amounts properly allocable to the costs of depreciable property) performed by drilling contractors under any form of contract. Examples of such costs include amounts paid for such items that are used (1) in such clearing of group, draining, road making, surveying and geological works as are necessary in the preparation for drilling of a JV Well; (2) in drilling, cementing, perforating, fracing and/or stimulating a JV Well; and (3) in the construction of derricks, tanks, pipelines and other physical structures as are necessary for the drilling of a JV Well and the preparation of such JV Well for the production of oil. These expenditures in general shall include only those drilling and development items that in themselves do not have a salvage value. For these purposes, labor, fuel, repairs, hauling, supplies and similar items are not considered as having salvage value even though used in connection with the installation of physical property which has a salvage value.

     3.2 In an effort to eliminate cost overruns and insure a fixed level of capital investment and discharge its responsibilities pursuant to Section II hereof, the Drilling Funds have contracted with WDC, in its capacity as the Turnkey Contractor pursuant to the Turnkey Contract. The Turnkey Contract shall provide that all Development Operations shall be performed in a good and workmanlike manner, and in connection with all such activities, WDC shall adhere to the standard of care that is customary and usual in the activities of independent oil and gas operators who are performing work of a similar nature. The cost to drill the JV Wells on a Turnkey basis shall be Actual Field Expenses ("AFE") plus a minimum of 10% (but not greater than 25%) on a JV Well to JV Well basis as determined in the sole discretion of the WTU Group.

     3.3 In order to effectuate the intention of this Agreement, Warren and Magness shall assign to the Joint Venture by appropriate instruments of conveyance 100% of their Working Interest in the JV Wells.

     3.4 The Drilling Funds shall be entitled to receive up to an undivided 90% Working Interest in the JV Wells developed pursuant to this Agreement. Accordingly, the Drilling Funds will be entitled to receive up to 90% of the net Revenues from the JV Wells. For purposes of this Section 3.3, "Net Revenues" shall mean gross revenues realized from the sale of production, less all applicable royalties, overriding royalties, encumbrances, ad valorem, severance, excise and windfall profit taxes or other taxes on, or measured by, production, after deducting all costs and expenses chargeable to the JV Wells pursuant to the WTU Operating Agreement.

     3.5 Notwithstanding the initial well locations set forth in Exhibit "A" hereto, in the event Magness or Warren determines in good faith, with respect to any proposed well location, before operations commence hereunder with respect to such well location, based upon the production (or failure of production) of any



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other wells which may have been  recently  drilled in the general  areas of such well location, upon discovery of leasehold problems or title defects, upon new or revised geological or engineering surveys or reports, or upon any other information with respect to the well location deemed relevant in the sole judgment of Magness or Warren, that it would not be in the best interest of the parties hereto to drill a JV Well on such well location, then the party making the determination shall notify the other party hereto of such determination and the basis therefor and, unless otherwise agreed to by and between Magness and Warren, such JV Well shall not be drilled. If such JV Well is not drilled, Magness shall promptly propose a new well location (including such information with respect thereto as Warren may reasonably request) to be substituted for such original well location and Warren shall thereafter have the option for a period of seven (7) business days to either reject or accept the proposed new well location. If the new well location is rejected, Magness shall promptly propose another substitute well location pursuant to the provisions hereof. Once Warren accepts a substitute well location or does not reject it within said seven (7) day period, this Agreement shall terminate as to the original well location and the substitute well location shall become the new JV Well location.

     3.6 Magness and WDC each have certain duties and responsibilities with respect to the drilling and completion of the JV Wells, and accordingly, shall be entitled to have and receive any Turnkey Contract Profits (as hereinafter defined) as follows: Magness shall be entitled to have and receive all Turnkey Contract Profits until: (i) Magness has received total Turnkey Contract Profits equal to One Million Dollars ($1,000,000), or (ii) the expiration of two (2) years after the date of this Agreement; whichever shall first occur. For purposes of this Section 3.6, "Turnkey Contract Profits" shall mean, as to each JV Well, the total Turnkey Contract Price paid to WDC by the working interest owners of the JV Well, less all costs of whatever nature to drill, equipt and complete the JV Well, including without limitation the tangible costs to be contributed by Warren, Magness and the WTU Group pursuant to Articles II and IV above, the costs of Development Operations, and the Intangible Drilling and Development Costs.

                                   ARTICLE IV.
               RIGHTS AND OBLIGATIONS OF MAGNESS AND THE WTU GROUP

     4.1 Magness hereby agrees to contribute to the Joint Venture its Working Interest in the JV Wells on which Development Operations will be conduced in accordance with Article II of this Agreement (but not in any other portion of the WTU), provided, that such contribution shall be limited for each JV Well to only the producing zone or zones in which the particular JV Well is completed and from which such JV well is producing as of the time such JV Well is placed on production. The Joint Venture shall have no right to drill any well within the WTU other than the JV Wells, and shall have no right to receive any proceeds from the sale of oil, gas or other hydrocarbon substances produced from any Well within the WTU or produced from any producing zone or zones within any JV Well other than the producing zone or zones in which the particular JV Well is completed and from which such JV well is producing as of the time such JV Well is placed on production. The Joint Venture shall not own the well bore, casing, tubing, surface equipment or any other tangible portion of the JV Wells, but



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rather shall own only the right to produce oil from the producing  zone or zones contemplated in the preceding sentence. The identity of each JV Well contributed and made subject to this Agreement is set forth on Schedule A hereto.

     4.2 The WTU Group shall contribute to the Joint Venture one hundred percent (100%) of all the tangible lease costs, and well equipment necessary to conduct the Development Operations including, but not limited to, casing, wellhead equipment, meters and conventional or submersible pumps, and shall permit the owners of working interests in the JV Wells to utilize, to the extent necessary for the operation of the JV Wells, with no right of ownership, produced water disposal facilities, gathering lines and oil storage tanks. Such costs of equipment will include all fees, charges and expenses in connection with the acquisition, transportation and storage of the tangible lease and well equipment.

     4.3 The WTU Group agrees that all  equipment  contributed  pursuant to this
Article IV will, at all times, adhere to the standards of manufacture and performance that are customary and usual for equipment vendors who are providing equipment of a similar nature in the field where the JV Wells are located.

     4.4 In order to effectuate the intention of this Agreement, the WTU Group shall also assign to the Joint Venture by appropriate instruments of conveyance 1005 of its Working Interest in the JV Wells.

     4.5 Through the Joint Venture, upon the Drilling Funds entering into the Turnkey Contract, the WTU Group shall have a Working Interest equal to 10% of the Aggregate Working Interest in the JV Wells acquired by Joint Venture and developed pursuant to this Agreement. Accordingly, the WTU Group will be entitled to receive 10% of the Net Revenues from the Joint Venture's aggregate interest in the JV Wells. For purposes of the Section 4.5, "Net Revenues" shall have the same meaning as set forth in Section 3.3 hereof.

                                   ARTICLE V.
                           REVERSION TO THE WTU GROUP

     5.1 After the Drilling Funds have received aggregate distributions equal to capital contributed ("Payout"), the WTU Group will receive an additional reversionary interest in order to equal 40% of the Working Interest held under this Joint Venture Agreement and the Drilling Fund's Working Interest will be reduced to 60%.

     5.2 Notwithstanding anything contained in this Joint Venture Agreement, the obligations of the WTU Group under paragraph 5.1 above shall be limited to its 10% Working Interest described herein.


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                                   ARTICLE VI.
                      ELECTION TO BE TAXED AS A PARTNERSHIP


     6.1 For Federal income taxation purposes, the parties intend that all of the interest of the parties hereto shall be taxed pursuant to the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code, or any similar state statute, and each of the parties hereto agrees to elect not to be excluded from the applicable of Subchapter K of the Code. In general, the Joint Venture will maintain its books and records for tax and accounting purposes and make allocations among the parties hereto in accordance with the guidelines set forth in Sections 6.2 and 6.3 below.

     6.2 A separate Capital Account shall be maintained for each party to this Agreement as follows:

     (a) The Capital Account of each Joint Venture shall be (A) credited with the amount of cash and the fair market value of all property contributed to the Joint Venture by such Joint Venturer, plus all income, gain, or profits of the Joint Venture allocated to such Joint Venturer (including for purposes of this Section income and gain exempt from tax), and (B) debited with the sum of (i) all losses or deductions of the Joint Venture allocated to such Joint Venturer, including for this purpose expenditures described in Sec. 705(a)(2)(G) of the Code, and (ii) all cash and the fair market value of all other property distributed to such Joint Venturer

     (b) Notwithstanding anything to the contrary contained herein, the Capital Account of a Joint Venturer shall be determined in all events solely in accordance with the rules set forth in Treasury Regulation Sec. 1.704-1(b)(2)(iv) as the same may be amended or revised from time to time. To the extent that any provision of this Agreement is inconsistent with the requirements of Treasury Regulation Sec. 1.704-1(b)(2)(iv), such Treasury
Regulation shall control. Any references in this Agreement to the Capital Account of a Joint Venturer shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above.

     (c) For purposes of computing the amount of any item of income, gain, deduction, or loss to be reflected in Capital Accounts, the determination, recognition and classification of each such item shall be the same as its determination, recognition, and classification for Federal income tax purposes.

     6.3 The parties hereto agree that with respect to the matters contemplated by this Agreement, for book and Federal income and state income taxes, the distributive share of the parties in each item of income, loss from abandonment or other disposition of property and in each item of deduction for costs and expenses and credits, including but not by way of limitation, the class of items specifically mentioned below, shall be determined as follows:

     (a) All items of income, deductions and credits arising from the sale of oil shall be allocated to each party in accordance with its respective Working



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Interest in the JV Wells,  provided  however,  that in the event the Partnership receives distributions in excess of its Working Interest share as the result of the WTU Group's subordination described in Article V hereof, allocations under this Section 6.3(a) shall be adjusted so as to take into account such additional distributions.

     (b) Production costs shall be allocated as deductions to each party in accordance with its respective Working Interests in the JV Wells.

     (c) Intangible drilling and development costs shall be allocated as deductions to each party in accordance with its respective contributions to such costs.

     (d) Depreciation on tangible lease and well equipment shall be allocated to each party in accordance with its respective contributions to the adjusted basis of such equipment. The term "adjusted basis" shall mean the adjusted basis as defined in Sec. 1011 of the Code.

     (e) Deductions for depletion with respect to each separate JV Well (or combination of JV Wells) subject to this Agreement shall be computed separately by each party, rather than by the Joint Venture created by this Agreement for Federal income tax purposes. For purposes of such computation, the adjusted basis (as defined in Sec. 1011 of the Code) in each oil and gas property subject to this Agreement shall be allocated to the parties in accordance with their respective contribution to such costs. Each party hereto shall separately keep records of its property, adjust such share of the adjusted basis for any cost or percentage depletion allowable on such property and use such adjusted basis each year in the computation of its gain or loss on the disposition of such property by the parties hereto. In addition, solely for purposes of maintaining capital accounts, the Joint Venture shall compute a simulated depletion allowance for each property and allocate the simulated depletion among all parties in proportion to their respective contributions to adjusted basis in each such property.

     (f) Gains and losses from each sale, abandonment or other disposition of property (other than oil) will be allocated to the parties in such manner as to bring the balances of the capital accounts of the parties, to the extent possible, into the ratio of their respective Working Interests in the JV Wells.

     (g) Anything to the contrary notwithstanding, upon termination of this Agreement, the assets owned by the parties pursuant to this Agreement shall be distributed in accordance with the following rules and in the following order:

          (i) Any party which has a negative balance in its capital account after application of subparagraph (f) above shall contribute to the assets to be distributed an amount sufficient to raise such balance to zero.


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          (ii) All debts and  liabilities  to persons or entities other than the parties hereto shall be paid and discharged or reserves therefor shall be established; provided, however, that the foregoing shall not be construed to include any repayment of any party's capital contributions or any capital account balance of any party.

          (iii) All debits and liabilities to the parties hereto shall be paid and discharged or reserves therefore shall be established; provided, however, that the foregoing shall not be construed to include any repayment of any party's capital contributions or any capital account balance of any party.

          (iv) Assets shall be distributed among the parties in such manner as will bring the balances of the capital accounts of the parties, to the extent possible, into the ratio of their respective Working Interests in the JV Wells.

          (v) All remaining assets, if any, shall be distributed among the parties in accordance with their respective capital accounts.

     6.4 The parties comprising the WTU Group agree to bear their respective proportional shares of any fees or expenses incurred in connection with the operations and management of the Joint Venture and the preparation and presentation of accounting and tax information returns for the parties to this Agreement.

                                  ARTICLE VII.
                              CROSS INDEMNIFICATION

     7.1 If Warren or WDC are acting as Turnkey Contractors on a JV Well or PEDCO is supervising, coordinating and/or controlling the drilling, and/or completion operations contemplated in Section 1.2 above, Warren and WDC and PEDCO respectively agree to jointly and severally indemnify Magness for any damages incurred by their actions, or failures to act, in connection with either Turnkey Contract or PEDCO serving as Operator on a JV Well to the extent caused by the active or passive negligence, gross negligence or willful misconduct of Warren, WDC or PEDCO, respectively.

     7.2 Conversely, if Magness is acting as the turnkey contractor on a JV Well, Magness agrees to indemnify Warren, WDC and PEDCO for any damages incurred by its actions, or failures to ac, in connection with a turnkey contract on a JV Well to the extent caused by the active or passive negligence, gross negligence or willful misconduct of Magness.


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



                                  ARTICLE VIII.
                                  MISCELLANEOUS

     8.1 Any dispute or controversy between the parties arising out of or in connection with this Agreement shall be determined and settled by binding arbitration in the State of California, pursuant to the rules of the American
Arbitration Association then in effect. Any award rendered in connection with such an arbitration proceeding shall be final and binding on the respective parties and judgment may be entered thereon by any court of competent jurisdiction.

     8.2 The Warren shall use its best efforts to maintain all geological information provided to or acquired by it in connection with operations hereunder in confidence and to prevent the publication or dissemination thereof and to prevent the use of such information for any purpose other than the furtherance of the business relationship of the parties.

     8.3 All notices, demands, requests or payments provided for or given pursuant to this Agreement must be in writing. All such notices shall be deemed to have been properly given or served by depositing the same in the United States Mail, registered or certified, return receipt requested, addressed to the address set forth on the signature page of this Agreement. All notices shall be effective as of the date set forth on the return receipt.

     8.4 This Agreement and the obligations of the parties hereunder shall be construed and enforced in accordance with the laws of the State of California.

     8.5 This Agreement s hall be deemed to be jointly prepared by the parties and any ambiguity herein shall not be construed for or against any party.

     8.6 This Agreement shall be binding on and inure to the benefit of the respective successors and assigns of the parties hereto.

     8.7 Each party shall concurrently herewith, or at any time hereafter, on the demand of the other, execute any other documents or instruments, and do or cause to be done any other acts or things as may be necessary, desirable or convenient to carry out the intents and purposes of this Agreement.

     8.8 As used in this Agreement, the masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the other whenever the context so requires.

     8.9 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original hereof for all purposes.


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


     8.10 Before a Joint Venture partner may transfer its interest, it must obtain an opinion of counsel reasonably acceptable to the remaining Joint Venture partners that the transfer will not cause a termination of the Joint Venture for Federal tax purposes.

     IN WITNESS WHEREOF, this Joint Venture Agreement has been executed by the parties this 24th day of May, 1999.

                                  WARREN RESOURCES OF CALIFORNIA, INC.


                                  By: /s/ Norman F. Swanton
                                      ------------------------------------------
                                      Norman F. Swanton
                                      Chairman and Chief Executive Officer


                                  MAGNESS PETROLEUM COMPANY

                                   By: /s/ Gary Magness
                                       -----------------------------------------


                                  PETROLEUM DEVELOPMENT CORPORATION, INC.

                                  By:  /s/ Jim C. Johnson
                                       -----------------------------------------


                                  WARREN RESOURCES, INC.

                                   By: /s/ Norman F. Swanton
                                       -----------------------------------------
                                       Chairman and Chief Executive Officer


                                  WARREN DEVELOPMENT CORP.

                                   By: /s/ Norman F. Swanton
                                       -----------------------------------------
                                       Chairman and Chief Executive Officer


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